Exhibit 10.1

THIS ASSET PURCHASE AGREEMENT is made as of the 5th day of May, 2008, between

HOSTOPIA.COM INC., a company incorporated under the laws of the State of Delaware (hereinafter “HOSTOPIA”)

OF THE FIRST PART

- and -

TUCOWS.COM CO., a corporation incorporated under the laws of Nova Scotia (hereinafter “TUCOWS”)

OF THE SECOND PART

WHEREAS TUCOWS provides its customers with shared web hosting and related services through the URL http://www.domaindirect.com and otherwise;

AND WHEREAS duly authorized representatives of the parties hereto signed a letter of intent dated April 8, 2008 with respect to the proposed sale of certain of TUCOWS’ assets to HOSTOPIA;

AND WHEREAS HOSTOPIA wishes to purchase from TUCOWS, and TUCOWS wishes to sell, certain of the assets of the Shared Webhosting Business (as defined below).

NOW THEREFORE, HOSTOPIA agrees to purchase from TUCOWS, and TUCOWS agrees to sell to HOSTOPIA, the Purchased Assets (as hereinafter defined) on the following terms and conditions:

1.                                      Defined Terms

In this Agreement and in the schedules hereto, the following terms and expressions will have the following meanings and capitalized terms not defined below will have the meanings ascribed to them in the body of this Agreement:

“Closing” has the meaning ascribed thereto in Section 7;

“Closing Date” has the meaning ascribed thereto in Section 7;

“Deferred Revenue” has the meaning ascribed thereto in Section 4;

“Domain Direct End-Users” means end-users that receive Domain Direct Services from TUCOWS and that are currently hosted on HOSTOPIA’s servers, but excludes all customers to whom the Services are provided in conjunction with Trellix products and services.

“Domain Direct Services” means the webhosting services offered by TUCOWS at domaindirect.com and related websites, but excludes any “Web Identity” accounts or services.

“Encumbrances” means all  mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

“End-Users” means the customers of the Shared Webhosting Business who are the end-users of the Services and includes Domain Direct End-Users, IYD End-Users and Net Identity End-Users, but excludes all customers to whom the Services are provided in conjunction with Trellix products and services;

“End-User Agreements” means all services agreements between TUCOWS and End-Users relating to the Shared Webhosting Services, the current form of which is attached as Schedule A;

“End-Users Information” means all information possessed by TUCOWS identifying and describing the End-Users, including, but not limited to, all customer lists, email addresses, addresses, phone numbers, credit card information, billing information, user ID’s and passwords, as set out in Schedule B;

“Financial Information” means the financial information relating to the revenues of the Shared Webhosting Business, as set out in Schedule C;

“GAAP” means United States generally accepted accounting principles;

“Governmental Charges” means all taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, state, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign;

“Intellectual Property” means any intellectual property essential to the Shared Webhosting Business, including any software licenses owned or used by TUCOWS with respect to the Shared Webhosting Business, as more fully described in Schedule D;

“IYD End-Users” means end-users that receive IYD Services from TUCOWS.

“IYD Services” means the webhosting services offered by TUCOWS at iyd.com and related websites;

“Interim Period” has the meaning ascribed thereto in Section 11;

“Migrated End-Users” means the Net Identity End-Users and IYD End-Users that are not currently hosted upon HOSTOPIA’s servers, and which are hosted on HOSTOPIA’s servers on or before the date that is 90 days following the Closing Date, as further described in Schedule E.

“Net Identity End-Users” means end-users that receive Net Identity Services from TUCOWS at netidentity.com and related websites.

“Net Identity Services” means web hosting services offered by TUCOWS at netidentity.com and related websites.

“Pre-Closing Annualized Revenue” has the meaning ascribed thereto in Section 4.

“Purchased Assets” has the meaning ascribed thereto in Section 2 of this Agreement;

“Purchase Price” has the meaning ascribed thereto in Section 4;

“Services” means the Domain Direct Services, IYD Services and Net Identity Services, ;

“Shared Webhosting Business” means the business associated with the sale of the Services to the End Users, as of the date herein.

2.                                      Purchased Assets

HOSTOPIA will purchase from TUCOWS the following assets used in connection with the Shared Webhosting Business (the “Purchased Assets”), free and clear of all Encumbrances, for the purchase price as set forth below:

(a)                                  The right to host End-Users’ websites in accordance with the End-User Agreements;

(b)                                 TUCOWS’ contractual rights and obligations relating to the delivery of Services to End-Users, including those arising under all End-User Agreements;

(c)                                  The End-Users Information; and

(d)                                 All causes of action, lawsuits, judgments, deposits, refunds, rebates, choses in action, rights of recovery, rights of set-off, rights of recoupment, claims and demands of any nature available to or being pursued by TUCOWS with respect to the Shared Webhosting Business or ownership, use, function or value of any of the Purchased Assets or Assumed Liabilities.

3.                                      Excluded Assets

For greater certainty, the Purchased Assets do not include any tangible assets of TUCOWS or any other assets used in connection with any business of TUCOWS other than the Shared Webhosting Business.

4.                                      Purchase Price and Adjustment

(a)                                  Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall, subject to the Adjustment, be an amount equal to [X — Y - Z], where X and Y are defined as follows:

X = 1.3 x Pre-Closing Annualized Revenue

Y = .15 x Deferred Revenue

Z = .28 x Net Identity Deferred Revenue

The calculation of the Purchase Price is set out in Schedule C.

(b)                                 Purchase Price Payment. Payment of the Purchase Price shall be as follows:

(i)            Twenty percent (20%) of the Purchase Price shall be paid by HOSTOPIA to TUCOWS upon signing the Definitive Agreement; and

(ii)           Eighty percent (80%) of the Purchase Price shall be paid by HOSTOPIA to TUCOWS on the Closing Date.

All payments shall be made by certified cheque, wire transfer of immediately available funds, or as may otherwise be mutually agreed by the parties.

(c)                                  Adjustment. TUCOWS shall pay HOSTOPIA an amount equal to the Adjustment, no later than 90 days following the Closing Date.

“Adjustment” means an amount equal to:

(a)                                  the aggregate of all fees for the Services received by TUCOWS, if any, during the 90 day period following the Closing Date from Domain Direct End-Users; plus

(b)                                 the aggregate of all fees for the Services received by TUCOWS, if any, during the 90 day period following the Closing Date from IYD End-Users; plus

(c)                                  the aggregate of all fees for the Services received by TUCOWS, if any, during the 90 day period following the Closing Date from Net Identity End-Users, less the Billing Allowance, Customer Service Allowance and Hosting Allowance on a pro-rata basis (all as defined below); plus

(d)                                 the amount that HOSTOPIA has paid TUCOWS for the IYD End-Users and Net Identity End-Users in accordance with this Agreement to the extent that the number of Migrated End-Users is less than the number of IYD End-Users and Net Identity End-Users ; provided that if the number of Migrated End-Users is greater than the number of IYD End-Users and Net Identity End-Users, TUCOWS shall be credited with the amount that HOSTOPIA would have been obligated to pay TUCOWS for such Migrated End-Users in accordance with this Agreement; plus

(e)                                  the amount that HOSTOPIA has paid TUCOWS for the End-Users in accordance with this Agreement to the extent that HOSTOPIA is unable to collect any fees for the Services from the End-Users after exercising commercially reasonable efforts to collect such fees provided that in the case of i) End-Users who pay for the Services monthly, such End-Users have not, prior to Closing, paid TUCOWS for at least 2 months and, ii) in the case of End-Users who pay for the Services annually, such End-Users have not paid TUCOWS for at least 1 year prior to Closing.

“Billing Allowance” means, so long as TUCOWS continues to invoice and collect fees from Net Identity End-Users, an amount equal to 10% of the fees received by TUCOWS from Net Identity End-Users;

“Customer Service Allowance” so long as TUCOWS continues to provide customer service and support to Net Identity End-Users, an amount equal to 30% of the fees received by TUCOWS or HOSTOPIA during the period of time that customer service and support was provided to Net Identity End-Users;

“Deferred Revenue” means the aggregate of all amounts previously invoiced by TUCOWS to Domain Direct End-Users and IYD End-Users for the Services, which, as of the last day of the most recently completed fiscal quarter of TUCOWS (being the quarterly period ending March 31, 2008), had not been recognized as revenue in accordance with GAAP, as set out in Schedule C.

“Hosting Allowance” means so long as TUCOWS continues to host Net Identity End-Users on its servers, an amount equal to 20% of the fees received by TUCOWS or HOSTOPIA during the period of time that hosting services were provided to Net Identity End-Users;

“Net Identity Deferred Revenue” means the aggregate of all amounts previously invoiced by TUCOWS to Net Identity End-Users for the Services, which, as of the last day of the most recently completed fiscal quarter of TUCOWS (being the quarterly period ending March 31, 2008), had not been recognized as revenue in accordance with GAAP, as set out in Schedule C.

“Pre-Closing Annualized Revenue” means A) all revenues (less all taxes, refunds or adjustments) earned by TUCOWS in relation to providing the Services to the End-Users, as such revenues were recognized by TUCOWS in accordance with GAAP during TUCOWS’ most recently completed fiscal quarter (being the quarterly period ending March 31, 2008), multiplied by B) 4, as set out in Schedule C.

5.                                      Assumed Liabilities

HOSTOPIA will not assume any of the liabilities or obligations of TUCOWS of any nature or kind whatsoever, contingent or otherwise, other than liabilities of TUCOWS related to the Purchased Assets expressly assumed by HOSTOPIA herein (“Assumed Liabilities”).   For greater certainty, the Assumed Liabilities shall include all obligations of TUCOWS to be performed after the Closing Date under the End-User Agreements.

6.                                      Non-Solicitation/Non-Competition

During the period beginning on the Closing Date and ending three years following the termination of the Shared Hosting Marketing Agreement (as defined below), unless otherwise agreed in writing:

(a)                                  neither HOSTOPIA nor TUCOWS will directly or indirectly solicit or hire any employees of the other party (or such other party’s affiliates or subsidiaries) for employment, or any undertaking with which such party is associated;

(b)                                 TUCOWS shall not alone, through any subsidiary, affiliate or joint venture or as a member, partner, or agent of any partnership, or as an agent, member, stockholder (except stockholder of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or traded over the counter) or as an investor in any corporation or other person or entity of any kind whatsoever, directly or indirectly, sell or market to End-Users services that are competitive with the Services of the Shared Webhosting Business.  Notwithstanding the foregoing, TUCOWS shall be permitted to market webhosting services on behalf of HOSTOPIA and refer customers to HOSTOPIA in accordance with the Shared Hosting Marketing Agreement during its term.

7.                                      Closing

The parties intend that the closing of the transaction provided for in this Agreement (“Closing”) will occur on May 15, 2008 (the “Closing Date”) or another date mutually satisfactory to both HOSTOPIA and TUCOWS, subject to the fulfilment of all of the conditions precedent set out in Section 9.

8.                                      Closing Deliveries

The parties shall take such actions and execute such documents as are required to complete the transactions contemplated by this Agreement at the Closing, including those set forth below:

TUCOWS’ Closing Deliveries. On or before the Closing Date, TUCOWS shall deliver or cause to be delivered to HOSTOPIA the following:

(a)                                  a certificate of good standing or similar certificate with respect to TUCOWS, dated as of the Closing Date, such certificate to be issued by the Province of Nova Scotia, which certificate shall indicate that TUCOWS is in good standing;

(b)                                 a general conveyance and assumption of liabilities agreement substantially in the form of Schedule F duly executed by TUCOWS, together with such other bills of sale or instruments of conveyance, assignment or transfer as may be reasonably required by HOSTOPIA, including assignment of the End-User Agreements in form acceptable to HOSTOPIA;

(c)                                  consents to the assignment of any contract under which consent is required executed by all persons whose consent is required in form acceptable to HOSTOPIA;

(d)                                 a certificate of the President or other senior officer of TUCOWS dated as of the Closing Date in the form of Schedule G;

(e)                                  a certificate of the Secretary or other officer of TUCOWS in the form of Schedule H;

(f)                                    the shared hosting marketing agreement (the “Shared Hosting Marketing Agreement”) duly executed by TUCOWS attached hereto as Schedule I.

(g)                                 the trade-mark license agreement (“Trade-Mark License Agreement”) duly executed by TUCOWS attached hereto as Schedule J;

(h)                                 the license agreement relating to Net Identity Services (“Net Identity License Agreement”) attached hereto as Schedule K.

(i)                                     good and marketable title to and exclusive possession of the Purchased Assets, free and clear of any and all Encumbrances; and

(j)                                     all deeds of conveyance, bills of sale, assurances, transfers, assignments, consents, and such other agreements, documents and instruments as may be reasonably required by HOSTOPIA to complete the transactions provided for in this Agreement.

HOSTOPIA’s Closing Deliveries. At the Closing, HOSTOPIA shall deliver or cause to be delivered to TUCOWS the following:

(a)                                  payment to TUCOWS of the amounts due on Closing pursuant to Section 4;

(b)                                 a general conveyance and assumption of  liabilities agreement substantially in the form of Schedule F duly executed by HOSTOPIA; and

(c)                                  the Shared Web Hosting Marketing Agreement duly executed by HOSTOPIA attached hereto as Schedule I.

9.                                      Conditions of Closing

The closing of this transaction is subject to the following conditions precedent in favour of HOSTOPIA, which conditions may be waived by HOSTOPIA in its sole discretion:

(a)                                  HOSTOPIA shall be satisfied with its due diligence investigations, provided that this condition shall be deemed to be waived by HOSTOPIA unless HOSTOPIA otherwise notified TUCOWS on or before May 9, 2008;

(b)                                 All Purchased Assets shall have been sold, assigned and transferred to HOSTOPIA by TUCOWS free and clear of all Encumbrances;

(c)                                  To the extent that any websites, data or information of End-Users are required to be hosted on HOSTOPIA’s servers, such information shall have been hosted on HOSTOPIA’s servers;

(d)                                 The Board of Directors of each of HOSTOPIA and TUCOWS shall have approved the purchase of the Shared Webhosting Business by HOSTOPIA;

(e)           TUCOWS and HOSTOPIA shall have entered into the Shared Web Hosting Marketing Agreement;

(f)            TUCOWS shall have granted HOSTOPIA a fully paid-up license in connection with the Purchased Assets to use the words a) “domaindirect” and b) “netidentity” in accordance with the License Agreement;

(g)           TUCOWS and HOSTOPIA shall have entered into the Net Identity License Agreement.

(h)           All of TUCOWS’ contractual rights and obligations relating to the Shared Webhosting Business, including all End-User Agreements, shall have been assigned to and assumed by HOSTOPIA;

(i)            All requisite governmental and regulatory approvals of, exemptions from and consents required to consummate this Agreement shall have been obtained and all waiting periods prescribed by law shall have expired;

(j)            TUCOWS shall have obtained all necessary consents and approvals to the transfer of any contracts, licenses and other instruments being transferred which HOSTOPIA considers material to the Shared Webhosting Business;

(k)           There shall have been no material adverse change to the Shared Webhosting Business since March 31, 2008 and the Shared Webhosting Business shall have been carried on in the ordinary course;

(l)            TUCOWS shall have delivered the Financial Information relating to the Shared Webhosting Business;

(m)          TUCOWS shall have delivered all records of the Shared Webhosting Business, and all of the schedules attached hereto shall have been completed and updated, to HOSTOPIA’s satisfaction;

(n)           TUCOWS shall have provided to HOSTOPIA evidence satisfactory to HOSTOPIA that the bulk sales legislation in each state or province in which the Purchased Assets are located has been complied with or that the sale of the Purchased Assets is exempt from compliance with such legislation.

(o)           All documents set out in Section 8 to be delivered by TUCOWS shall have been delivered; and

The closing of this transaction is subject to the following conditions precedent in favour of TUCOWS, which conditions may be waived by TUCOWS in its sole discretion:

(a)           TUCOWS shall have received payment of all amounts due from HOSTOPIA under this Agreement on or before Closing;

(b)           All documents set out in Section 8 to be delivered by HOSTOPIA shall have been delivered;

(c)           All of TUCOWS’ contractual rights and obligations relating to the Shared Webhosting Business, including all End-User Agreements, shall have been assigned to and assumed by HOSTOPIA.

10.                               Representations and Warranties

TUCOWS represents and warrants to HOSTOPIA (which representations and warranties shall survive for a period that begins on the date this Agreement is signed and ends two (2) years following the Closing Date), as follows, and confirms that HOSTOPIA is relying upon the accuracy of such representations and warranties in connection with the purchase of the Purchased Assets and the completion of the other transactions contemplated hereunder:

(a)                                 Corporate Authority and Binding Obligation.  TUCOWS has good right, full corporate power and absolute authority to enter into this Agreement and to sell, assign and transfer the Purchased Assets to HOSTOPIA in the manner contemplated herein and to perform all of TUCOWS’ obligations under this Agreement.  TUCOWS and its respective shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and the sale and transfer of the Purchased Assets by TUCOWS to HOSTOPIA.  This Agreement is a legal, valid and binding obligation of TUCOWS, enforceable against TUCOWS in accordance with its terms.

(b)                                No Other Purchase Agreements.  No person or entity has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from TUCOWS of any of the Purchased Assets, or any rights or interest therein.

(c)                                 Contractual and Regulatory Approvals. TUCOWS is not under any material obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by TUCOWS:

(i)            in connection with the execution, delivery or performance by TUCOWS of this Agreement or the completion of any of the transactions contemplated herein;

(ii)           to avoid the loss of any material permit, licence, certification or other authorization relating to the Shared Webhosting Business; or

(iii)          in order that the authority of HOSTOPIA to carry on the Shared Webhosting Business in all material respects in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the closing of the transactions contemplated hereunder.

(d)                                Status and Governmental Licences

(i)            TUCOWS is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation.  TUCOWS has all necessary corporate power to own its properties and to carry on its business as it is now being conducted.

(ii)           TUCOWS holds all necessary licences, registrations and qualifications to carry on the Shared Webhosting Business in each jurisdiction in which:

(A)          it owns any of the Purchased Assets; or

(B)          the nature or conduct of the Shared Webhosting Business or any part thereof, or the nature of the Purchased Assets or any part thereof, makes such qualification necessary to enable the Shared Webhosting Business to be carried on as now conducted or to enable the Purchased Assets to be owned and operated.

(e)                                 Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein, will not constitute or result in a violation, breach or default, under:

(i)            any term or provision of any of the articles, by-laws or other constating documents of TUCOWS; or

(ii)           the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which TUCOWS is a party or by which it is bound.

(f)            Financial Information.  The Financial Information has been prepared in accordance with GAAP, applied on a basis consistent with that of the previous fiscal years, is true, correct and complete in all material respects and presents fairly the revenues of the Shared Web-Hosting Business during the periods specified therein.

(g)           All Material Liabilities.  There are no liabilities (contingent or otherwise) of TUCOWS of any kind whatsoever in respect of which HOSTOPIA may become liable on or after the consummation of the transactions contemplated by this Agreement, except the Assumed Liabilities.

(i)            Absence of Certain Changes or Events.  Since March 31, 2008, and except in connection with the actions by TUCOWS to sell the Shared Webhosting Business, TUCOWS has:

(i)            operated the Shared Webhosting Business only in the ordinary course thereof, consistent with past practices;

(ii)           not created any Encumbrance upon any of the Purchased Assets;

(iii)          not made any material change in the method of billing customers or the credit terms made available by the Shared Webhosting Business to customers;

(iv)          not made any material change with respect to any method of management, operation or accounting in respect of the Shared Webhosting Business;

(v)           not amended the revenue recognition policy with respect to the Shared Webhosting Business to accelerate the recognition of any development, disposition, incentive, performance or similar fees payable under the End-User Agreements;

(vi)          not suffered any damage, destruction or loss (whether or not covered by insurance) relating to the Shared Webhosting Business which has materially adversely affected or could materially adversely affect the Shared Webhosting Business;

(vii)         not entered into or amended any material agreement relating to the Shared Webhosting Business;

(viii)        not suffered any extraordinary loss relating to the Shared Webhosting Business;

(ix)          not made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, the  Shared Webhosting Business or its relationships with its customers or suppliers; or

(x)           not authorized, agreed or otherwise become committed to do any of the foregoing.

(i)            Tax Matters.  TUCOWS has paid all Governmental Charges which are due and payable by it on or before the date hereof. There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or threatened against TUCOWS in respect of Governmental Charges.  TUCOWS has withheld from each amount paid or credited to any person or entity the amount of Governmental Charges required to be withheld therefrom and has remitted such Governmental Charges to the proper tax or other receiving authorities within the time required under applicable legislation.

(j)            Litigation.  There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of TUCOWS) threatened or pending against, or, by or against or affecting TUCOWS which relate to the Shared

Webhosting Business, at law or in equity, or before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(k)                                 Title to Assets.  TUCOWS is the owner of and has good and marketable title to all of the Purchased Assets, free and clear of Encumbrances.  No other person owns or has any Encumbrance against the Purchased Assets.

(l)                                    Intellectual Property. Schedule D lists and contain a description of all of the Intellectual Property.

(m)          Partnerships or Joint Ventures.  TUCOWS is not, in relation to any part of the Shared Webhosting Business, a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which TUCOWS agrees to carry on any part of the Shared Webhosting Business in such manner or by which TUCOWS agrees to share any revenue or profit of the Shared Webhosting Business with any other person or entity.

(n)           Restrictions on Doing Business.  TUCOWS is not subject to any judgment, order or requirement of any court or governmental authority which is not of general application to persons carrying on a business similar to the Shared Webhosting Business.

(o)                                Outstanding Agreements.  TUCOWS is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, relating to the Shared Webhosting Business, except for the End-User Agreements.

(p)                                Good Standing of Agreements.  TUCOWS is not in material default or breach of any of its obligations under any one or more of the End-User Agreements or other agreements or obligations forming part of the Purchased Assets, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.  All of the End-User Agreements or other agreements or obligations forming part of the Purchased Assets, are now in good standing and in full force and effect without amendment thereto, TUCOWS is entitled to all benefits thereunder and the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their material obligations thereunder.  There are no contracts, agreements, commitments, indentures or other instruments relating to the Shared Webhosting Business under which TUCOWS’ rights or the performance of its respective obligations are dependent upon or supported by the guarantee of or any security provided by any other person.

(q)           Compliance with Laws.  In relation to the Shared Webhosting Business, TUCOWS is not in violation in any material respect of any federal, state or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign.

(r)                                   All Material Agreements.  There are no material agreements that are necessary to enable HOSTOPIA to carry on the Shared Webhosting Business in the same manner and to the same extent as it has been carried on by TUCOWS prior to the date hereof.

(s)                                 Complete Conveyance.  The assets included in the Purchased Assets constitute all of the material assets of TUCOWS used in carrying on the Shared Webhosting Business.  The Purchased Assets include all rights, properties, interests, assets and agreements necessary to enable HOSTOPIA to carry on the Shared Webhosting Business in the same manner and to the same extent as it has been carried on by TUCOWS prior to the date hereof.

(t)            Copies of Documents.  Complete and correct copies (including all amendments) of all contracts, leases and other documents referred to in this Agreement or any schedule hereto or required to be disclosed hereby have been made available to HOSTOPIA.

11.                               Covenants

TUCOWS covenants to HOSTOPIA that it will do or cause to be done the following during the period A) beginning on the date this Agreement was signed and ending on the Closing Date (“Interim Period”), or B) after the Closing Date, as indicated below:

(a)                                  Investigation of Business and Examination of Documents.  TUCOWS will provide access to and will permit HOSTOPIA, through its representatives, to make such investigation of the operations, properties, assets, databases and records of the Shared Webhosting Business and of its financial and legal condition as HOSTOPIA deems necessary or advisable to familiarize itself with such operations, properties, assets, records and other matters and to facilitate the transfer of the Purchased Assets.  Such investigations and inspections shall not mitigate or affect the representations and warranties of TUCOWS hereunder, which shall continue in full force and effect.

(b)                                 Conduct of Business.  Except as contemplated by this Agreement or with the prior written consent of HOSTOPIA, TUCOWS will:

(i)            promptly advise HOSTOPIA of any facts that come to its attention which would cause any of TUCOWS’ representations and warranties herein contained to be untrue in any respect;

(ii)           promptly advise HOSTOPIA in writing of any material adverse change in the Shared Webhosting Business;

(iii)          not amend the revenue recognition policy with respect to the Shared Webhosting Business to accelerate the recognition of any development, disposition, incentive, performance or similar fees payable under the End-User Agreements;

(iv)                              not create, incur or assume any Encumbrance upon, or dispose of, any of the Purchased Assets;

(v)                                 not terminate or waive any right of substantial value of the Shared Webhosting Business; and

(vi)                              not enter into or amend any material agreement relating to the Shared Webhosting Business.

(c)                                  Transfer of Purchased Assets.  On or before the Closing Date, TUCOWS will cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Assets to be duly and properly transferred to HOSTOPIA.

(d)                                 Exclusivity.  TUCOWS agrees that, notwithstanding the earlier termination of this agreement, prior to the Closing Date it will not, directly or through its representatives or agents, solicit any offer, entertain any offer or otherwise discuss or deal with any party other than HOSTOPIA with respect to any competing transaction, the sale of TUCOWS’ assets or the sale of the shares of TUCOWS.

(e)                                  Payment of Adjustment. TUCOWS shall pay HOSTOPIA an amount equal to the Adjustment, no later than 90 days following the Closing Date.

(f)                                    TUCOWS will provide all relevant information in a timely fashion and reasonably assist HOSTOPIA in all efforts to host the Migrated End-Users on HOSTOPIA’s servers on or before the date that is 90 days following the Closing Date.

12.                               Indemnity

TUCOWS shall indemnify HOSTOPIA from and against, all obligations, damages, commitments and liabilities of, and claims against, HOSTOPIA arising from:

(a)                                  the breach of any of the terms of this Agreement by TUCOWS;

(b)                                 all liabilities in respect of all indebtedness of TUCOWS to all persons;

(c)                                  all liability claims relating to the End-User Agreements prior to the Closing Date;

(d)                                 all liability claims relating to any service performed prior to the Closing Date;

(e)                                  all liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by TUCOWS to any federal, state, municipal or other government or governmental agency, authority, board, bureau or commission, domestic or foreign, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by TUCOWS of any product or service prior to the Closing Date and any tax in respect of all remuneration payable to all persons employed in the Shared Webhosting Business prior to the Closing Date;

(f)                                    any and all claims of unsecured trade creditors or secured trade creditors of TUCOWS existing at the time of the Closing Date or any action or proceeding to set aside the sale of the Purchased Assets or to have the sale declared void for non-compliance with any bulk sales legislation;

(g)                                 all liabilities for salary, bonus, vacation pay and other compensation and all liabilities under benefit plans of TUCOWS as well as severance payments, damages for wrongful dismissal and all related costs in respect of the termination by TUCOWS of any employee of the Shared Webhosting Business relating to employment of all persons in the Shared Webhosting Business prior to the Closing Date.

HOSTOPIA shall indemnify TUCOWS from and against, all obligations, damages, commitments and liabilities of, and claims against, TUCOWS arising from:

(a)                                  the breach of any of the terms of this Agreement by HOSTOPIA;

(b)                                 HOSTOPIA’s operation of the Shared Webhosting Business after the Closing Date; and

(c)                                  the Assumed Liabilities.

13.                               Limitations of Liability

Notwithstanding any other provision of this Agreement or any other agreement, certificate of other documents made or delivered in order to carry out the transactions contemplated hereby, the maximum liability of any party to this Agreement under any claim, proceeding or action which may be brought by one party against another (including its officers, directors or employees) as a result of any non-fulfillment of any covenant or agreement under this Agreement, or any incorrectness or breach of any representation or warranty contained herein, shall be limited to the aggregate sums of the payments provided to TUCOWS by HOSTOPIA hereunder.

14.                               Confidentiality

Except as and to the extent required by law, HOSTOPIA shall not disclose or use, and it shall cause its officers, directors, employees, agents and other representatives not to disclose or use, any Confidential Information (as defined below) with respect to TUCOWS and its Shared Webhosting Business furnished, or to be furnished, by any representative of TUCOWS, at any time or in any manner, except for its use in connection with its evaluation of the Purchased Assets.  For purposes of this Agreement, “Confidential Information” means any information about TUCOWS and its Business whether communicated in written form, verbally, visually, technically or pursuant to any other media, and whether or not such information (if disclosed in writing) is marked “confidential”. The term “Confidential Information” shall not be deemed to include information which HOSTOPIA can demonstrate:  (i) is generally available to or known by the public other than as a result of improper disclosure by HOSTOPIA or any of its representatives or (ii) is obtained by HOSTOPIA from a source other than TUCOWS or any of its representatives bound by a duty of confidentiality to TUCOWS, provided that such source was not bound by a duty of confidentiality to TUCOWS.

15.                               Disclosure/Public Announcements

Neither TUCOWS, HOSTOPIA nor anyone on behalf of TUCOWS or HOSTOPIA will make any public announcement concerning the transactions contemplated herein or related negotiations without the other parties’ prior written approval, except as may be required by law.  Where such an announcement is required by law prior to or following the Closing Date, the party required to make the announcement will inform the other parties of the contents of the announcement proposed to be made and will use its reasonable efforts to obtain the other parties approval for the announcement, which approval may not be unreasonably withheld.

16.                               Non-Solicitation of Employees

In the event that this agreement is terminated prior to the Closing Date for any reason, TUCOWS and HOSTOPIA agree not to, directly or indirectly, solicit for employment or hire employees of the other party for a period of one (1) year from the date of this Agreement.

17.                               Responsibility for Fees and Costs

TUCOWS and HOSTOPIA shall each be responsible for their own internal costs and legal, accounting and other professional fees incurred in connection herewith, the negotiation, preparation and execution of the Definitive Agreement, or otherwise relating to the transactions proposed herein. HOSTOPIA shall not incur any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

18.                               Termination

(a)                                 This Agreement shall be at an end if any of the conditions precedent listed in Section 9 are not completed or waived by HOSTOPIA or TUCOWS, as applicable, in its sole discretion, on or before the Closing Date.

(b)                                In the event of termination of this Agreement, the confidentiality obligations set out in Section 14 hereof shall continue to be binding on the parties hereto.

19.                               General

(a)                                  Waiver.  No party will be deemed to have waived the exercise of any right that it holds under this Agreement unless such waiver is made in writing.  No waiver made with respect to any instance involving the exercise of any such right will be deemed to be a waiver with respect to any other instance involving the exercise of the right or with respect to any other such right.

(b)                                 Counterparts.  This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement may be executed by facsimile or electronic signature.

(c)                                  Severability.  If any provision of this Agreement or the application of such provision to any party or person or circumstance shall be held illegal, invalid, or unenforceable, the remainder of this Agreement, or the application of such provision to a party or person or circumstance other than those as to which it is held illegal, invalid, or unenforceable shall not be affected thereby.  Each provision of this Agreement is intended to be severable, and if any provision is illegal, invalid or unenforceable in any jurisdiction, this will not affect the legality, validity or enforceability of such provision in any other jurisdiction or the validity of the remainder of this Agreement.

(d)                                 Governing Law.  This Agreement will be interpreted and enforced in accordance with the laws of the Province of Ontario, Canada.

IN WITNESS WHEREOF the parties hereto have signed this Agreement.

HOSTOPIA.COM INC.

Per:	/s/ C. Campbell
C. Campbell

TUCOWS.COM CO.

Per:	/s/ Elliot Noss
Elliot Noss President and CEO